INDEPENDENT AUDITOR'S CONSENT





We consent to the incorporation by reference of our report dated April 5, 1996 accompanying the financial statements of Premier Concepts, Inc. to Form S-3 Registration Statement of Premier Concepts, Inc. and to the use of our name and the statements with respect to us, as appearing under the heading "Experts" in the Registration Statement.



/s/ Hein & Associates LLP

Hein + Associates LLP



Denver, Colorado
May 21, 1996